Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Alan D. Martin

(815) 432-2476

IF BANCORP, INC. ANNOUNCES THE EXPIRATION OF

PUBLIC OFFERING OF COMMON STOCK

Watseka, Illinois, June 23, 2011: IF Bancorp, Inc., the proposed holding company for Iroquois Federal Savings and Loan Association, announced today that the offering period for the subscription offering in connection with the mutual-to-stock conversion of Iroquois Federal Savings and Loan Association expired, as scheduled, on June 16, 2011. Based upon preliminary results, orders for approximately $115.6 million of stock, including approximately $111.1 million of orders from eligible account holders with first priority subscription rights, were received in the subscription offering and no further orders will be accepted.

The number of shares to be sold and issued in connection with the conversion and stock offering will be based on a final appraisal, which has not been completed and which is subject to regulatory approval. In addition, completion of the conversion and stock offering are subject to approval by the members of Iroquois Federal Savings and Loan Association (depositors and certain borrowers of Iroquois Federal Savings and Loan Association) and receipt of final Office of Thrift Supervision approval. The conversion and offering will not be consummated, and trading in the shares of common stock to be issued will not begin, until all approvals have been received. It is expected that the shares of common stock will begin trading in early July and will be quoted on the Nasdaq Capital Market under the symbol “IROQ.”

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

This news release contains certain forward-looking statements about the proposed stock offering of IF Bancorp, Inc. These include statements regarding the anticipated completion date of the conversion and stock offering and the trading market for the shares of common stock.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in receipt of an updated appraisal, the necessary regulatory approvals and consummation of the conversion and offering, changes in general economic conditions, changes in the interest rate environment, legislative and regulatory changes, changes in the securities markets and changes in consumer spending, borrowing and savings habits.